Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post–Effective Amendment No. 167 to the Registration Statement on Form N–1A of Fidelity Advisor Series II: Fidelity Advisor Mortgage Securities Fund of our report dated October 13, 2022 and Fidelity Advisor Limited Term Bond Fund of our report dated October 14, 2022, relating to the financial statements and financial highlights included in the August 31, 2022 Annual Reports to Shareholders of the above referenced funds, which are also incorporated by reference into the Registration Statement.

We also consent to the references to our Firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
October 20, 2022